Exhibit 99.1

Xilinx Investor Relations
Xilinx, Inc.
Lori Owen
(408) 879-6911
lori.owen@xilinx.com

XILINX PRICES $520 MILLION CONVERTIBLE
SENIOR NOTES DUE 2017

SAN JOSE, CA, JUNE 4, 2010 — Xilinx, Inc. (NASDAQ: XLNX) today announced that it has priced $520 million of 2.625% convertible senior notes due in June 2017. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close on June 9, 2010. Xilinx has granted to the initial purchasers of the notes the right to purchase up to an additional $80 million principal amount of notes solely to cover overallotments.

Interest will be payable on the notes semiannually at a rate of 2.625% percent per year. The notes will be convertible upon certain conditions. Upon conversion, the Company will pay cash up to the principal amount of the notes to be converted and deliver shares of Xilinx common stock in respect of the remainder, if any, of the conversion obligation in excess of the principal amount of the notes being converted. The initial conversion rate for the notes is 33.0164 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $30.29 per share, representing a 20% conversion premium based on the closing price of Xilinx’s common stock of $25.24 per share on June 3, 2010. The notes mature on June 15, 2017.

Xilinx estimates that the net proceeds from this offering will be approximately $452.9 million, after deducting the initial purchasers’ discounts, the estimated offering expenses and the cost of the convertible note hedge transactions and after taking into account the proceeds from the warrant transactions.

Xilinx intends to use up to $433.3 million of the net proceeds from the offering to repurchase shares of common stock under an accelerated share repurchase program pursuant to an agreement with one of the initial purchasers or its affiliate. The repurchases of the shares of common stock by the Company are conditioned upon the closing of the offering of the notes. The counterparty to the accelerated share repurchase program or its affiliate expects to enter into various derivative transactions with respect to Xilinx common stock and may buy or sell Xilinx common stock in the secondary market to hedge its position concurrently with, and after, the pricing of the notes, and expects to purchase or sell Xilinx common stock in secondary market transactions during the term of the program. Xilinx expects to use a portion of the net proceeds from the offering to pay for the cost of the convertible note hedge transactions described below, taking into account the proceeds of the warrant transactions, and to use the balance of the proceeds for general corporate purposes.

Xilinx has entered into warrant transactions with affiliates of the initial purchasers of the notes whereby it will sell warrants to purchase, subject to customary anti-dilution adjustments, up to the number of shares of Xilinx common stock underlying the notes. The warrant transactions could have a dilutive effect to the extent that the market price of Xilinx common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their overallotment option to purchase additional notes, Xilinx may sell additional warrants.

Xilinx has entered into convertible note hedge transactions in its common stock with affiliates of the initial purchasers of the notes, in order to limit potential dilution from conversion of the notes.

In connection with the establishment of their initial hedge of the convertible note hedge and warrant transactions and any subsequent modification of such hedge positions, the hedge counterparties have advised Xilinx that they or their respective affiliates have entered into and expect to enter into various derivative transactions with respect to Xilinx common stock and expect to purchase or sell Xilinx common stock. These activities occurred concurrently with, and will continue shortly after, the pricing of the notes and may also occur prior to the maturity of the notes, including during any observation period related to a conversion of notes. These hedging activities, as well as the activities associated with the share repurchases described above, could initially raise or maintain the market price of Xilinx common stock or the notes and could subsequently otherwise affect the market price of Xilinx common stock or the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Xilinx undertakes no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties.

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